FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and CFO (770) 612-2048

GENUINE PARTS COMPANY
DECLARES REGULAR QUARTERLY DIVIDEND
AND ANNOUNCES ADDITIONAL 15 MILLION SHARE REPURCHASE PROGRAM

Atlanta, Georgia, November 17, 2008 — The Board of Directors of Genuine Parts Company
(NYSE: GPC) declared a regular quarterly cash dividend of thirty-nine cents ($.39) per share on the Company’s common stock.

The dividend is payable January 2, 2009 to shareholders of record December 5, 2008.

Tom Gallagher, Chairman, President and Chief Executive Officer of Genuine Parts Company also announced today the Company has increased the number of shares of its common stock authorized for repurchase by 15 million shares. Mr. Gallagher stated, “The Company will continue to make purchases from time to time on the open market or in unsolicited negotiated transactions.”

The Company’s share repurchase program originally authorized the repurchase of 15 million shares in August 1994, April 1999 and August 2006, for a total authorization of 45 million shares. Through the current date, the Company has purchased approximately 41.4 million shares under this program and remains authorized to complete the purchase of the approximately 3.6 million shares outstanding. Mr. Gallagher concluded, “We are pleased with the progress in the current repurchase program and believe this additional authorization will help to further enhance shareholder value.”

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2007 revenues of $10.8 billion.